Exhibit 10.60
CONSULTING AGREEMENT
BETWEEN BAKER HUGHES INCORPORATED AND
DAVID H. BARR
     This Consulting Agreement (hereinafter “Agreement”) is made as of the 30th day of April, 2009, by and between Baker Hughes Oilfield Operations, Inc., a California corporation (hereinafter “Company”), having a mailing address of 2929 Allen Parkway, Suite 2100, Houston, Texas, 77019 (hereinafter “Company”), and David H. Barr, an individual having a mailing address of 35 Southgate, The Woodlands, Texas 77380 (hereinafter “Consultant”).
W I T N E S S E T H
     WHEREAS, Consultant possesses certain knowledge, experience and goodwill in the field of management and business development; and
     WHEREAS, the Company is desirous of utilizing Consultant’s general expertise and Consultant is willing to assist the Company with certain tasks from time to time;
     NOW, THEREFORE, in consideration of the premises and the mutual convenience and conditions contained herein, the parties agree as follows:
1. Services: Consultant will render consulting services to the Company as listed in Schedule A and will employ its best efforts in this area on behalf of the Company and persons affiliated with the Company, all as may be requested from time to time by any authorized representative of the Company. All services and work shall be performed by Consultant in compliance with all applicable laws, rules and regulations. Consultant shall have exclusive direction and control over the manner and method of carrying out the tasks for accomplishing the services to be provided by Consultant under this Agreement. It is intended that the consulting services Consultant will perform under this Agreement will not be at a level that exceeds 20 percent of the average level of services Consultant performed for the Company over the 36-month period immediately preceding May 1, 2009.
2. Term of Agreement: May 1, 2009 to October 31, 2010.
3. Independent Contractor or Consultant: It is the intention of the parties and Consultant agrees he is an independent contractor, and while providing services under this Agreement, is not an agent or employee, joint venture or partner of the Company, and has no authority to obligate or bind the Company in any way to third parties without the express written permission of an appropriate officer of the Company. Nothing in this Agreement shall render Consultant an employee or agent of the Company, nor authorize or empower Consultant to speak for, represent, or obligate the Company in any way. Consultant shall indemnify, defend and hold the Company harmless from any injury or damage sustained by the Company as a result of any commitment made by Consultant on behalf of the Company without the Company’s express written authorization.

4. Method of Performing Services: Consultant will determine the method, details, and means of performing the work to be carried out for Company. Company shall have no right to, and shall not control the manner or determine the method of accomplishing such work. Company, however, requires Consultant at all times to observe security and safety policies of Company. Consultant warrants that the services performed hereunder will be performed using the standards, practices, methods and procedures and exercising that degree of skill, care and diligence, prudence and foresight which would reasonably and ordinarily be expected from a skilled and experienced person engaged in a similar type of undertaking under the same or similar circumstances.
5. Non-Exclusive Services: Subject to the provisions of this Agreement (including the non-competition provisions of Section 13), during the term of this Agreement, Consultant may represent, perform services for, or be retained by such additional persons or entities as Consultant deems appropriate; provided however, that none of such activities shall interfere with Consultant’s ability to perform its obligations under this Agreement, or adversely affect the business, operations or financial condition of the Company or its affiliates.
6. Benefits: In connection with his services hereunder, Consultant shall not be eligible for or claim any benefits or perquisites which the Company provides to its employees including, but not limited to, medical, dental and life insurance coverage, bonuses, paid time off, or stock purchase plan, pension plan or thrift plan coverage. Nothing in this Section 6 shall affect or apply to any benefits which Consultant has already accrued through the date of his retirement.
7. Conduct: Consultant shall conduct work in accordance with Company policies including but not limited to the Business Code of Conduct, Equal Employment Opportunity & Anti-Harassment, Electronic Communications and Global Expense Reporting. Copies of these policies are available on-line or upon request.
8. Fees: In consideration for the rendering of Consultant’s services, the Company will pay Consultant a fee as agreed in Schedule A. Consultant’s consulting fees earned during the six-month period commencing on the date of Consultant’s separation from service will be accumulated and paid to Consultant on the date that is six months following the date of Consultant’s separation from service together with interest on such accumulated amounts calculated using an interest rate equal to the six month Interbank Offered Rate in effect on the date of Consultant’s separation from service plus two percentage points. Thereafter, subject to the following provisions of this Section 8, Consultant’s consulting fees earned during the remainder of the consulting period will be paid on a monthly basis. For purposes of this Agreement the term “separation from service” has the meaning ascribed to that term in Section 409A of the Internal Revenue Code of 1986, as amended. In the event of the death of Consultant during the term of this Agreement, Company shall pay to the estate or personal representative of Consultant, any monthly fees reflected on Schedule A for the remainder of the term of this Agreement that have not yet been paid. Such payment shall be made in a single sum in cash on the date that is 30 days following the date of Consultant’s death. In the event of the occurrence of a Change in Control (as defined below) during the term of this Agreement that constitutes a change in control event within the meaning of Department of Treasury Regulation Section 1.409A-3(i)(5), Company shall pay to Consultant any monthly fees reflected on Schedule A for the remainder of the term of this Agreement that have not yet been paid. Such payment shall be made in a single sum in cash on the earlier of (i) the date of the Change in Control or (ii) the date that is six months following the date of Consultant’s Separation from Service. For purposes of this Agreement, the term “Change in Control” has the meaning ascribed to that term in the Baker Hughes Incorporated 2002 Director and Officer Long-Term Incentive Plan in effect for awards granted after July 24, 2008. No accelerated payment in the event of a qualifying Change in Control shall relieve Consultant of his obligations under this Agreement, including, but not limited to Consultant’s obligation to personally perform all services hereunder for the remainder of the term of this Agreement. In the event Consultant becomes Disabled (as defined below) during the term of this Agreement, Company shall pay to Consultant any monthly fees reflected on Schedule A for the remainder of the term of this Agreement that have not yet been paid. Such payment shall be made in a single sum in cash on the earlier of (i) the date Consultant becomes Disabled or (ii) the date that is six months following the date of Consultant’s Separation from Service. For purposes of this Agreement, the term “Disabled” has the meaning ascribed to that term in section 409A(a)(2)(C) of the Internal Revenue Code of 1986, as amended. There shall be no duplication of payment of consulting fees under this Agreement; accordingly, upon the accelerated payment of consulting fees in the event of Consultant’s death or Disability or the occurrence of a Change in Control no further consulting fees shall be payable under this Agreement.
9. Expenses: Except as otherwise agreed in this Agreement Consultant shall be responsible for all costs including transportation and personal incidentals and expenses incident to the performance of services for Company, including all costs incurred by Consultant to do business. Company will reimburse Consultant only for transportation, personal and miscellaneous business expenses incurred in rendering services hereunder as a result of a prior express written request by an authorized representative of Company and incurred in accordance with the then current Baker Hughes Incorporated expense reimbursement policies. Expenses will be reimbursed in a timely manner upon presentation by Consultant to Company of properly completed expense reports with all supporting receipts.
10. Payment of Taxes by Consultant: Consultant shall pay to the appropriate taxing authorities federal, state and local income taxes, social security taxes, and unemployment insurance taxes applicable to Consultant. Consultant shall defend, indemnify and hold harmless Company, Company’s officers, directors, employees and agents, from and against any claims, liabilities or expenses relating to Consultant’s taxes attributable to Consultant’s compensation under this Agreement.
11. State and Federal Taxes: As Consultant is not a Company employee, Company shall not take any action or provide Consultant with any benefits or commitments inconsistent with the classification of Consultant as an independent contractor. In particular: (1) Company will not withhold FICA (Social Security) from Consultant’s payments; (2) Company will not make state or federal insurance contributions on behalf of Consultant; (3) Company will not withhold state and federal income taxes from payments to Consultant; (4) Company will not make disability insurance contributions on behalf of Consultant; and (5) Company will not obtain workers’ compensation insurance on behalf of Consultant.
12. Confidential Information: Consultant recognizes and acknowledges it will have access to certain confidential information (written or otherwise) of the Company (“Confidential

Information”), and that such information constitutes valuable, special and unique property of the Company. Consultant further acknowledges that Consultant’s work hereunder will involve proprietary and confidential information, and thus also will be subject to the terms of this Section 13. Consultant will not, during or after the term of this Agreement, use for the benefit of himself or any other or disclose any of such confidential information to any person or firm, corporation, association or other entity for any reason or purpose whatsoever (except to authorized representatives of the Company) without the express written permission of an authorized representative of the Company. Upon completion of services under and upon termination of this Agreement for any reason, Consultant will promptly return to Company all drawings, manuals, letters, notes, notebooks, reports, customer lists, mailing lists and all other material, models, parts and records of any kind whatsoever, including all extra copies thereof, that were acquired from Company, created for Company, or created in conjunction with the business of Company, and that contain Confidential Information.
13. Non-Competition and Non-Solicitation: Consultant hereby agrees that, to protect the Confidential Information during the term of this Agreement, he will not be engaged, directly or indirectly, as an executive, consultant or an employee of an enterprise that is a competitor of the Company. For purposes of this Agreement, the term “competitor of the Company” will be construed broadly to include without limitation any entity or enterprise that employs engineers, geoscientists, and field service personnel who apply knowledge and technology to find, develop, and produce oil and gas, as well as those enterprises that provide products and services for drilling, formation evaluation, completion and production of hydrocarbons.
In addition to and without limiting the foregoing, during the term of this Agreement, prior to engaging in any activity, as an employee, consultant or in any other capacity, on Consultant’s behalf or for any person, association, or entity, that a reasonable person would view as being competitive with the business of the Company, Consultant shall submit a written request to Chad Deaton’s attention at the Company, in order to determine if such activity would violate the restrictions in this Section 13. Such request shall include the name and address of the person, association or entity for whom Consultant would be performing services. The request shall also include a description of the services or duties that would be performed. The Company will respond to any such request within ten (10) business days. The Company may elect to allow the performance of such activity by Consultant at its sole discretion and with such conditions and restrictions as it deems reasonable. The Company agrees to give any such request due consideration, taking into account all information submitted by Consultant, and shall not unreasonably withhold its consent in response to any such request.
Consultant agrees that the restrictions stated in this Section 13 are necessary to protect Confidential Information the Company has provided to you in your confidential relationship as an officer of the Company, and that which the Company will provide to you in your capacity as a consultant.
During the term of this Agreement, Consultant shall not, directly or indirectly: (1) interfere with the relationship of the Company or any affiliate of the Company, or endeavor to entice away from the Company or any affiliate of the Company, any individual or entity who was or is a material customer or material supplier of, or who has maintained a material business relationship with, the

Company or its affiliates; (2) establish (or take preliminary steps to establish) a business with, or cause or attempt to cause others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any of its affiliates, if such business competes with or will compete with the Company or any of its affiliates; or (3) employ, engage as a consultant or adviser, or solicit the employment, engagement as a consultant or adviser, of any employee or agent of the Company or any of its affiliates, or cause or attempt to cause any individual or entity to do any of the foregoing.
Consultant warrants this Agreement will not conflict with any of its existing obligations by operation of law or any obligations which it may have under any other contract. Consultant represents and warrants that he will not use any trade secrets or confidential information of any third party in providing service to the Company under this Agreement, unless Consultant may do so without Consultant or Company incurring any obligations (past or future) to such third party for such work or any future applications thereof.
14. Full Disclosure and Ownership of Work Product: Consultant shall promptly and freely disclose to the Company any and all conceptions, inventions, improvements, suggestions for improvements and discoveries, whether patentable or not, which are conceived or made by Consultant solely or jointly with another or others during the term of this Agreement and which are related to Consultant’s work for the Company or which Consultant conceives as a result of the services rendered to the Company and Consultant hereby assigns, and agrees to assign, all interest therein to the Company or its nominee. Consultant understands and agrees that all copyrights, patents, trademarks, trade secrets or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant or its personnel during the course of performing the Company’s work (collectively, the “Work Product”) shall belong exclusively to the Company and shall be considered a work made for hire for the Company within the meaning of Title 17 of the US Code. Consultant automatically assigns at the time of creation of the Work Product, without any requirement of further consideration, any and all rights, title, or interest it or they may have in such Work Product, including any patents, copyrights, or any other intellectual property rights pertaining thereto. Upon the request of the Company, Consultant shall take such further actions including execution and delivery of instruments of conveyance which the Company shall deem necessary to be executed in order to apply for and obtain patents, copyrights, or other intellectual property protection in the United States or any foreign country, or to otherwise protect the Company’s interest therein.
15. Pre-existing Materials: Consultant may include in the Work Product pre-existing work or materials only if either they are provided by Company or if they are owned or licensable without restriction by Consultant. To the extent that pre-existing work or materials owned or licensed by Consultant are included in the Work Product, Consultant shall identify any such work or materials in writing prior to commencement of the services involving such work or materials. Consultant grants to Company (as an exception to the transfer and assignment provided in Section 14) an irrevocable, non-exclusive, world-wide, royalty-free right and license to use, execute, reproduce, display, perform, and distribute (internally and externally) copies of, and prepare derivative works based upon, such work and materials, and the right to authorize others to do any of the foregoing. Company shall retain copyright to all Confidential Information. Consultant agrees to protect, defend, indemnify and hold harmless Company, its directors, officers, employees, agents, representatives and subcontractors from any and all claims, liability, damages, losses, costs, expenses, awards and reasonable attorney’s fees in connection with any claim, suit or cause of action brought or asserted by any third party or entity for misappropriation or unauthorized use of trade secrets or confidential information of such third party, arising out of or in connection with Consultant’s furnishing of services under this Agreement.
16. Return of Property: Upon the expiration of the term of this Agreement, Consultant will promptly deliver to the Company all Company information including drawings, manuals, information stored on electronic media, letters, notes, notebooks, reports, customer lists, mailing lists and all other material, models, parts and records of any kind whatsoever, including all extra copies thereof, that were acquired from the Company or created in conjunction with the business of the Company except those which may be necessary to complete work at the time of termination and which shall be returned upon completion of said work.
17. Jurisdiction: This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, excluding its conflicts of law and choice of law statutes. The place of venue for any disputes relating to this Agreement shall be Harris County, Texas.
18. Dispute Resolution: In the event of any dispute, claim, question, or disagreement (the “dispute”) arising from or relating to this agreement or the breach thereof, the parties hereto shall use their best efforts to settle the dispute by normal business discussions. Should such discussions fail to resolve the dispute, any party may give the other a written notice of any remaining dispute. The parties shall continue to negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If they do not reach such solution within a period of 30 days, then, upon notice by either party to the other, all disputes, claims, questions, or differences (including issues relating to the formation of the agreement and the validity of this arbitration clause) shall be finally settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with the provisions of its Rules for Resolution of Employment Disputes, as well as the Federal Rules of Civil Procedure and the Federal Rules of Evidence, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.
The arbitration Panel shall consist of a single arbitrator, unless otherwise agreed to by the parties. The place of arbitration shall be Houston, Texas. If the parties are not able to decide upon a neutral third party arbitrator within thirty (30) days of the request for arbitration, then the AAA shall select an arbitrator having at least twenty (20) years of experience in commercial matters. All proceedings will be conducted in English. The parties agree to hold the entirety of the arbitration proceedings, including knowledge of the existence of any dispute or controversy, completely confidential except for such disclosures as might be required by law.
This arbitration agreement does not limit or affect the right of either Party to seek from any court having jurisdiction any interim, interlocutory, or provisional relief that is necessary to protect the rights or property of that party. Alternatively, either Party may apply to the AAA pursuant to the AAA Optional Rules for Emergency Measures seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved.

19. Nonwaiver: The failure of one party to insist upon or enforce, in any instance, strict performance by the other party of any of the terms of this Agreement shall not be construed as a waiver or relinquishment to any extent of its right to assert or rely upon such terms or rights on any future occasion.
20. Notice: All notices or other communications to be given pursuant to this Agreement must be in writing and may be given or served by ordinary mail, telex or personal delivery to the addresses first written above. Notices shall be effective upon receipt by the party notified. By written notice to the other, either party may change the address to which such notices or communications are to be sent.
21. Severability: If any of the terms and conditions of this Agreement are held by any court of competent jurisdiction to contravene or to be invalid under the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement, but, instead, the Agreement shall be construed as if not containing the particular provision or provisions held to be invalid, the rights and obligations of the parties shall be construed and enforced accordingly, and this Agreement shall thereupon remain in full force and effect. The parties agree to cooperate in any revision of the Agreement which may be necessary to meet the requirements of law.
22. Non-Assignability: This Agreement is personal to Consultant and without the prior written consent of the Company, all services hereunder shall be performed (i) by Consultant personally and (ii) in accordance with the highest professional standards of workmanship. Consultant shall not, in whole or in part, assign or subcontract any of the services to be performed hereunder without the prior written consent of the Company other than a corporation, limited liability company, family limited partnership, or other similar entity owned entirely by Consultant and/or members of his family. Notwithstanding the foregoing, no permitted or purported assignment of this Agreement or any of the rights or obligations hereof by Consultant shall relieve Consultant of his obligations under this Agreement (including, but not limited to Consultant’s obligation to personally perform all services hereunder) and, upon any such permitted or purported assignment, the representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been made by Consultant’s assignee as well as by Consultant. In the event of such assignment, the Company may terminate this Agreement immediately without any further liability hereunder.
23. Indemnity and Insurance: Consultant agrees, to the extent of its simple or gross negligence or willful misconduct, to protect, defend, indemnify and hold harmless Company, its directors, officers, employees, agents, representatives and subcontractors from any and all claims, liability, damages, losses, costs, expenses, awards and reasonable attorney’s fees in connection with any claim, suit or cause of action brought or asserted by any person or entity for personal injury, death or property damage, arising out of or in connection with performance of the services under this Agreement. This indemnity shall be binding upon the successors and heirs of Consultant.

24. Force Majeure: Neither party shall be considered to be in default in the performance of its obligations under this Agreement, to the extent that the performance of any such obligation is prevented or delayed by any cause, which is beyond the reasonable control of the affected party.
25. Consequential Damages: Neither party shall be liable to the other for any indirect, special, punitive, exemplary or consequential damages, including, but not limited to, damages for lost production, lost revenue, lost product, lost profits, lost business or business interruptions REGARDLESS OF THE SOLE, JOINT AND/OR CONCURRENT NEGLIGENCE OF EITHER PARTY, AND EACH PARTY HEREBY RELEASES THE OTHER IN THIS REGARD.
26. Entire Agreement: This Agreement, including Schedule A, supersedes all previous oral and written agreements and constitutes the entire Agreement between Consultant and the Company with respect to the subject matter hereof and may only be amended by mutual written consent of both parties hereto. To the extent the terms and conditions of this Agreement are in conflict with any terms or conditions in any other document, the terms and conditions of this Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

Baker Hughes Oilfield Operations, Inc.

David H. Barr	By:	/s/Peter A. Ragauss

David H. Barr	Peter A. Ragauss
President

February 25, 2009	February 25, 2009
Date	Date

DAVID H. BARR
SCHEDULE A
1.	David H. Barr

35 Southgate, The Woodlands, Texas 77380 Email: Phone:

2.	Consultant shall be compensated for performing Services as follows:

The Consultant’s rate shall be $39,500 per month, inclusive of days worked as well as for international in-transit travel time. Travel expenses will be reimbursed according the terms of this Agreement.

3.	Consultant shall send all required invoices and notices to Company at the following address:

Attention: Tina Payne 2929 Allen Parkway Ste 2100 Houston, Texas 77019 Telephone no. 713-439-8332 E-mail: Tina.Payne@bakerhughes.com

4.	The Services to be performed by Consultant under this Agreement are as follows:

Management and business development consulting services.

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